Exhibit (a)(5)(KK)

Email from QXO’s Chief Human Resources Officer

Sent to Employees of Beacon

April 25, 2025

Never stop building

To our Future Colleagues,

I’m pleased to share with you that QXO is expected to acquire Beacon on Tuesday, April 29. As we approach our anticipated close date, I want to reinforce how happy we are to become one company. This letter addresses some of the questions you may have as we prepare for our future together.

What you can expect through close day and beyond

We have ambitious goals for what comes next, but no one knows the company better than you. We’re grateful for your participation in the recent employee survey and Brad’s ongoing town hall series, where we’ve focused on two important questions: “What’s going well at the company?” and “What are your best ideas for how to improve the company?” Your answers to these questions will shape the future of QXO.

Here’s a peek at what you can expect in the coming weeks:

•	Between now and closing: You will have access to our transition portal where you can find more detailed information. You’ll also receive QXO-branded gear and an emailed invitation to our next town hall. On the week of April 28, you’ll receive a welcome letter to document the beginning of your employment at QXO, including details on even more resources to support you.

Note for Employees Enrolled in the ESPP

As per the notice you received on April 23, the Company’s Board of Directors, pursuant to the termination provisions of the Employee Stock Purchase Plan (ESPP), has terminated the Beacon ESPP effective April 23, 2025.

On the last trading day prior to closing, your accumulated contributions will be automatically used to purchase Beacon common stock at the applicable discounted purchase price. That stock will then convert into QXO stock based on the conversion ratio set as of the April 29 close.

QXO plans to reintroduce an ESPP following the transaction, subject to shareholder approval, which we expect to seek shortly after closing. Additional details will be shared in the coming weeks. In the meantime, Morgan Stanley, our equity plan administrator, will host informational webinars to walk employee stockholders through the conversion process and implications. Please watch for webinar invitations coming soon.

Note for Employees with Equity Awards

As part of the transition, any unvested RSUs and PSUs, as well as any unexercised stock options you hold in Beacon, will be converted into equivalent QXO equity awards. These awards will reflect a fixed conversion ratio determined at closing and will preserve the same vesting schedules, remaining term, and other key terms from your original Beacon grants.

•	Week one: For the most part, you’ll see no changes initially to your day-to-day responsibilities, job titles, compensation, benefits, technology and systems, to make the transition as seamless as possible. At the end of week one, we’ll work with local leaders and managers to gather lingering questions, so we can address these in future communications.
•	Week two and beyond: We’ll continue to solicit employee feedback through our listening tour, regular town halls and pulse surveys. These insights will inform the changes we make over time to drive our success. In the coming weeks and months, and in conjunction with your input, we’ll begin making strategic enhancements to invest in you and strengthen our operations in support of our goals. You may also notice other updates that reflect the natural rhythm of our business—initiatives that would have occurred regardless of the QXO-Beacon transaction. We’ll keep you informed every step of the way with regular communication and updates to our transition portal.

What you need to do

We’re excited about the opportunities ahead, and we hope you are too. Here are some actions you can take to help support a successful transition:

•	Keep an eye out for the transition communications listed above to stay up to date on the latest news.
•	Participate in pulse surveys and town halls. If you receive an invitation to attend a town hall, please join and share your thoughts.
•	Raise any concerns or questions to your HR representative. We want to hear from you.

We look forward to sharing more information with you soon. Thank you for your continued hard work during this transition!

Warmly,

/s/ Josephine Berisha

Josephine Berisha

Chief Human Resources Officer

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets or goals, the expected timing of the closing of the proposed acquisition, the anticipated benefits of the proposed acquisition and expected future financial position and results of operations, are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others: (i) the risk that the proposed acquisition may not be completed on the anticipated terms in a timely manner or at all; (ii) the failure to satisfy any of the conditions to the consummation of the proposed acquisition, including uncertainties as to how many of stockholders of Beacon Roofing Supply, Inc. (“Beacon”) will tender their shares in the tender offer; (iii) the effect of the pendency of the proposed acquisition on each of QXO, Inc.’s (“QXO”) and Beacon’s business relationships with employees, customers or suppliers, operating results and business generally; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including circumstances that require Beacon to pay a termination fee; (v) the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events, significant transaction costs or unknown liabilities; (vi) potential litigation and/or regulatory action relating to the proposed acquisition; (vii) the risk that the anticipated benefits of the proposed acquisition may not be fully realized or may take longer to realize than expected; (viii) the impact of legislative, regulatory, economic, competitive and technological changes; (ix) QXO’s ability to finance the proposed transaction, including the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed acquisition; (x) unknown liabilities and uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and (xi) the risks and uncertainties set forth in QXO’s and Beacon’s filings with the Securities and Exchange Commission (“SEC”), including each company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward- looking statements herein speak only as of the date each statement is made. QXO and Beacon do not undertake any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

The information herein is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the SEC, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC, as each may be amended from time to time. Investors and security holders are urged to carefully read these materials as they contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, the Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, these materials will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll- free telephone: +1 (888) 750-5834.